Exhibit 4.2

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF CDS CLEARING AND DEPOSITORY SERVICES INC. (“CDS”) TO PROLOGIS, L.P. (THE “COMPANY”) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CDS & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CDS (AND ANY PAYMENT IS MADE TO CDS & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CDS), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CDS & CO., HAS AN INTEREST HEREIN.

THIS SECURITY IS A GLOBAL SECURITY AND IS REGISTERED IN THE NAME OF CDS & CO., AS NOMINEE OF CDS. UNLESS AND UNTIL THIS SECURITY IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE, CERTIFICATED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY CDS TO A NOMINEE THEREOF OR BY A NOMINEE THEREOF TO CDS OR ANOTHER NOMINEE OF CDS OR BY CDS OR A NOMINEE OF CDS TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

EXCEPT IN THE PROVINCE OF MANITOBA, UNLESS PERMITTED UNDER CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THESE SECURITIES MUST NOT TRADE THE SECURITIES BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATER OF (I) OCTOBER 27, 2025 AND (II) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY OF CANADA.

IN THE PROVINCE OF MANITOBA, UNLESS OTHERWISE PERMITTED UNDER APPLICABLE CANADIAN SECURITIES LEGISLATION OR WITH THE PRIOR WRITTEN CONSENT OF THE APPLICABLE REGULATORS, THE HOLDER OF THESE NOTES MUST NOT TRADE THE NOTES BEFORE THE DATE THAT IS TWELVE MONTHS AND A DAY AFTER THE DATE THE HOLDER ACQUIRED THE NOTE.

All references to “CAD”, “C$” and “Canadian dollars” in this Security are to the lawful currency of Canada, and all references in this Security to “U.S. dollars” and “U.S.$” are to the lawful currency of the United States of America.

REGISTERED	PRINCIPAL AMOUNT
No. R-1	C$700,000,000
ISIN No.: CA74340XCS86
CUSIP No.: 74340XCS8

PROLOGIS, L.P.

3.600% NOTE DUE 2032

PROLOGIS, L.P., a limited partnership organized and existing under the laws of the State of Delaware (hereinafter called the “Company,” which term shall include any successor under the Indenture hereinafter referred to), for value received, hereby promises to pay to CDS & CO., or registered assigns, upon presentation, the principal sum of SEVEN HUNDRED MILLION Canadian dollars (C$700,000,000) on February 15, 2032 and to pay interest on the outstanding principal amount thereon at the rate of 3.600% per annum, until the entire principal hereof is paid or made available for payment. Interest shall accrue from and including October 27, 2025 or from and including the most recent Interest Payment Date to which interest has been paid or duly provided for, and be payable semi-annually in arrears on February 15 and August 15 of each year, commencing on February 15, 2026. The interest so payable, and punctually paid or duly provided for on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest which shall be February 1 or August 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Interest on this Security will be computed on the basis of a 360-day year consisting of twelve 30-day months. For an interest period that is not a full semi-annual period, interest on this Security shall be computed on the basis of a 365-day year and the actual number of days in such interest period. If any Interest Payment Date, maturity date or earlier date of redemption falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date the payment was due and no interest shall accrue on the amount so payable for the period from and after that Interest Payment Date, that maturity date or that date of redemption, as the case may be, until the next Business Day. For purposes of the Securities (as defined below), “Business Day” means any day, other than a Saturday or Sunday, which is not a day on which banking institutions in The City of New York, Los Angeles, California, Toronto, Ontario, or place of payment are authorized or required by law, regulation or executive order to close. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date, and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not more than 15 days and not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Payment of the principal of, or premium or Redemption Price, if applicable, on, and interest on this Security shall be made at the office or agency maintained for such purpose in Richmond Hill, Ontario, initially the Corporate Trust Office of the Paying Agent, located at 88A East Beaver Creek Rd., Richmond Hill, Ontario, in CAD.

For the purposes of disclosure under the Interest Act (Canada), the yearly rate of interest to which the rate used in such computation is equivalent during any particular period is the rate so used (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by the number of days based on which such rate is calculated. The foregoing sentence is for purposes of disclosure under the Interest Act (Canada) only and not for any other purpose and shall not otherwise affect the terms of the Securities of this series.

Payments of principal of, premium or Redemption Price, if any, and interest in respect of this Security shall be made by wire transfer of immediately available funds in CAD. If CAD is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Securities shall be made in U.S. Dollars until CAD is again available to the Company or so used. In such circumstances, the amount payable on any date in CAD shall be converted into U.S. Dollars on the basis of the then most recently available market exchange rate for CAD, as determined by the Company in its sole discretion. Any payment in respect of the Securities so made in U.S. Dollars shall not constitute an event of default under the Indenture (as defined below). Neither the Trustee nor the Paying Agent shall be responsible for obtaining exchange rates, effecting conversions or otherwise handling redenominations.

Each Security of this series is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of June 8, 2011 (herein called the “Base Indenture”), among the Company, Prologis, Inc. (herein called the “Parent,” which term includes any successor under the Indenture) and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture with respect to the series of which this Security is a part), as amended by the fifth supplemental indenture, dated as of August 15, 2013, and as further amended by the ninth supplemental indenture, dated as of November 3, 2022 (together with the Base Indenture, the “Indenture”), among the Company, the Parent and the Trustee, as further supplemented by an Officers’ Certificate, dated October 27, 2025, to which Indenture and all indentures supplemental thereto and such Officers’ Certificate reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Parent, the Trustee, the Paying Agent and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the first page hereof, initially limited in aggregate principal amount to C$700,000,000, subject to the Company’s right to increase the aggregate principal amount of such series from time to time.

At any time prior to the Par Call Date, the Securities of this series may be redeemed in whole at any time or in part from time to time at the option of the Company at a Redemption Price calculated by the Company and equal to the greater of:

(1)            the Canada Yield Price, and

(2)            100% of the principal amount of such Securities to be redeemed,

plus, in either case, accrued and unpaid interest, if any, on the principal amount being redeemed to, but not including, the Redemption Date.

In addition, on or after the Par Call Date, the Securities of this series may be redeemed in whole at any time or in part from time to time, at the option of the Company, at a Redemption Price equal to 100% of the principal amount of the Securities to be redeemed plus accrued and unpaid interest, if any, to, but not including the Redemption Date.

The following definitions apply with respect to the Redemption Price:

“Par Call Date” means December 15, 2031.

“Canada Yield Price” means, in respect of any Securities being redeemed, the price, in respect of the principal amount of the Securities, calculated by the Company as of the third Business Day prior to the Redemption Date of such Securities, equal to the sum of the present values of the remaining scheduled payments of interest (not including any portion of the payments of interest accrued as of the date of redemption) and principal on the Securities to be redeemed from the Redemption Date to the Par Call Date using as a discount rate the sum of the Government of Canada Yield on such business day plus 21.5 basis points.

“Government of Canada Yield” means, on any date, the bid-side yield to maturity on such date as determined by the arithmetic average (rounded to three decimal places) of the yields quoted at 10:00 a.m. (Toronto time) by any two investment dealers in Canada selected by the Company, assuming semi-annual compounding and calculated in accordance with generally accepted financial practice, which a non-callable Government of Canada bond would carry if issued in Canadian dollars in Canada at 100% of its principal amount on such date with a term to maturity that most closely approximates the remaining term to the Par Call Date.

The Company’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error.

Notice of redemption will be mailed at least 10 but not more than 60 days before the redemption date to the Holder of record of the Securities of this series to be redeemed at its registered address.

The Securities are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Securities. Except as specifically provided for herein, the Company shall not be required to make any payment for any tax, duty, assessment or governmental charge of whatever nature imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

All payments of principal and interest with respect to the Securities will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (together, a “Tax”) imposed by the United States or any political subdivision or taxing authority thereof or therein, unless such withholding or deduction is required by (i) the laws (or any regulations or rulings promulgated thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (ii) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in the United States or any political subdivision thereof). If a withholding or deduction is required, the Company will, subject to certain exceptions and limitations set forth below, pay to the Holder of this Security that is beneficially owned by a United States Alien (as defined below), as additional interest, such amounts (“Additional Amounts”) as may be necessary in order that every net payment on this Security (including payment of the principal of and interest on such Security) by the Company or a Paying Agent, after deduction or withholding for or on account of any Tax imposed upon or as a result of such payment by the United States (or any political subdivision or taxing authority thereof or therein), will not be less than the amount provided in this Security to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts will not apply to:

a.   any Tax that would not have been so imposed but for:

•        the existence of any present or former connection between such Holder or beneficial owner of this Security (or between a fiduciary, settlor or beneficiary of, or a person holding a power over, such Holder, if such Holder is an estate or a trust, or a member or shareholder of such Holder, if such Holder is a partnership or corporation) and the United States or any political subdivision or taxing authority thereof or therein, including, without limitation, such Holder or beneficial owner (or such fiduciary, settlor, beneficiary, person holding a power, member or shareholder) being or having been a citizen or resident of the United States or treated as a resident thereof or being or having been engaged in a trade or business or present therein or having or having had a permanent establishment therein; or

•        such Holder’s or beneficial owner’s past or present status, as applicable (under prior or current law), as a personal holding company, foreign personal holding company, foreign private foundation or other foreign tax-exempt organization with respect to the United States, passive foreign investment company or controlled foreign corporation for United States tax purposes or corporation that accumulates earnings to avoid United States federal income tax;

b.   any estate, inheritance, gift, excise, sales, transfer, wealth, capital gains or personal property Tax or any similar Tax;

c.   any Tax that would not have been imposed but for the presentation by the Holder of this Security for payment more than 30 days after the date on which such payment became due and payable or the date on which payment thereof was duly provided for, whichever occurred later;

d.   any Tax that is payable otherwise than by withholding or deduction from a payment on this Security;

e.   any Tax required to be withheld by any Paying Agent from a payment on this Security, if such payment could be made without such withholding by any other Paying Agent;

f.    any Tax that would not have been imposed but for a failure to comply with applicable certification, information, documentation, identification or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of this Security or any intermediary of such Holder or beneficial owner if such compliance is required by statute or regulation of the United States or by an applicable income tax treaty to which the United States is a party as a precondition to relief or exemption from such Tax (including, for the avoidance of doubt, any backup withholding Tax imposed pursuant to Section 3406 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (or any amended or successor provision));

g.   any Tax imposed on a Holder or beneficial owner that actually or constructively owns 10 percent or more of the combined voting power of all classes of the Company’s stock or that is a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; or

h.   any combination of items (a), (b), (c), (d), (e), (f) and (g);

nor shall Additional Amounts be paid with respect to a payment on this Security to a Holder or beneficial owner that is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to Additional Amounts (or payment of Additional Amounts would not have been necessary) had such beneficiary, settlor, member or beneficial owner been the Holder of this Security.

Notwithstanding anything to the contrary in the preceding paragraph, the Company, the Trustee and any person making payments on behalf of the Company shall be entitled to deduct and withhold as required, and shall not be required to pay any Additional Amounts with respect to any withholding or deduction imposed on or in respect of this Security, pursuant to Sections 1471 through 1474 of the Code and applicable U.S. Treasury Regulations issued thereunder (commonly referred to as “FATCA”) (or any amended or successor provisions), any treaty, law, regulation or other official guidance enacted by any jurisdiction implementing FATCA, any agreement between the Company or any other person and the United States or any jurisdiction implementing FATCA, or any law implementing an intergovernmental approach to FATCA.

A “United States Alien” means any person that, for United States federal income tax purposes, is a foreign corporation, a non-resident alien individual, a non-resident alien fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a foreign corporation, a non-resident alien individual or a non-resident alien fiduciary of a foreign estate or trust.

If (a) as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (including of any political subdivision or taxing authority thereof or therein), or any change in the official application (including a ruling by a court of competent jurisdiction in the United States) or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after October 20, 2025, the Company becomes or will become obligated to pay Additional Amounts on this Security or (b) any act is taken by a taxing authority of the United States (including of any political subdivision or taxing authority thereof or therein) on or after October 20, 2025, whether or not such act is taken with respect to the Company or any affiliate of the Company, that results in a substantial likelihood that the Company will or may be required to pay Additional Amounts on this Security, then, the Company may, at its option, redeem this Security, as a whole but not in part, on not less than 15 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount hereof, together with interest, accrued thereon (and Additional Amounts, if any) to the date fixed for redemption; provided that the Company determines, in its business judgment, that the obligation to pay such Additional Amounts cannot be avoided by the use of reasonable measures available to the Company, not including substitution of the obligor under this Security or any action that would entail a material cost to the Company. No redemption will be made unless (i) the Company shall have received an opinion of independent counsel to the effect that the circumstances described in either of the above clauses (a) or (b) exist and (ii) the Company shall have delivered to the Trustee an Officers’ Certificate, stating that based on such opinion the Company is entitled to redeem this Security pursuant to its terms. If the Company redeems this Security under the circumstances described in this paragraph, then, notwithstanding any provision to the contrary set forth above in this paragraph, installments of interest on this Security that are due and payable on any Interest Payment Date falling on or prior to the Redemption Date for this Security will be payable to the registered Holder of this Security (or one or more predecessor securities) of record at the close of business on the relevant Regular Record Date, all as provided in the Indenture. Unless the Company defaults in the payment of the redemption price, interest on this Security called for redemption will cease to accrue on the Redemption Date.

The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of the Company on this Security and (b) certain restrictive covenants and the related defaults and Events of Default applicable to the Company, in each case, upon compliance by the Company with certain conditions set forth in the Indenture, which provisions apply to this Security.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal amount, and premium or Redemption Price, if any, on all of the Securities of this series at the time Outstanding may be declared due and payable in the manner and with the effect provided in the Indenture.

As provided in and subject to the provisions of the Indenture, unless the principal of all of the Securities of this series at the time Outstanding shall already have become due and payable, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and the Trustee shall have failed to institute any such proceeding for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any interest on or after the respective due dates expressed herein.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company, the Parent and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of each series of Securities then Outstanding affected thereby. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium or Redemption Price, if applicable, on, and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Registrar, upon surrender of this Security for registration of transfer at the office or agency of the Company in any Place of Payment where the principal of, premium or Redemption Price, if applicable, on, and interest on this Security are payable duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in minimum denominations of C$2,000 and any integral multiple of C$1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee, the Paying Agent and any agent of the Company, the Trustee or the Paying Agent may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee, the Paying Agent nor any such agent shall be affected by notice to the contrary.

No recourse under or upon any obligation, covenant or agreement contained in the Indenture or in this Security, or because of any indebtedness evidenced thereby, shall be had against any promoter, as such, or against any past, present or future stockholder, partner, director, officer, employee, agent thereof or trustee, as such, of the Company or any Guarantor or of any successor thereof, either directly or through the Company or any Guarantor or any successor thereof, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of this Security by the Holder thereof and as part of the consideration for the issue of the Securities of this series.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

THE INDENTURE AND THE SECURITIES, INCLUDING THIS SECURITY, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused “CUSIP” numbers to be printed on the Securities of this series as a convenience to the Holders of such Securities. No representation is made as to the correctness or accuracy of such CUSIP numbers as printed on the Securities of this series, and reliance may be placed only on the other identification numbers printed hereon.

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Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee or an authenticating agent by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by the undersigned officer.

PROLOGIS, L.P.
By: Prologis, Inc., its sole general partner

By:
Name: David Malinger Title: Senior Vice President and Assistant Secretary

Attest

By:
Name: Jessica Polgar
Title: Assistant Secretary

Dated: October 27, 2025

[Signature Page to Global Note due 2032 (R-1)]

CERTIFICATE OF AUTHENTICATION:

This is one of the Securities of the series designated therein referred to in the within- mentioned Indenture.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee

By:	COMPUTERSHARE ADVANTAGE TRUST OF CANADA, as Authenticating Agent

By:
Authorized Officer

[Certificate of Authentication to Global Note due 2032]

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto PLEASE INSERT SOCIAL

SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(Please Print or Typewrite Name and Address including Zip Code of Assignee)

the within-mentioned Security of Prologis, L.P. and  ______ hereby does irrevocably constitute and appoint Attorney to transfer said Security on the books of the within-named Company with full power of substitution in the premises.

Dated:

NOTICE: The signature to this assignment must correspond with the name as it appears on the first page of the within-mentioned Security in every particular, without alteration or enlargement or any change whatever.